Contact:	NeoPharm, Inc. Larry Kenyon CFO Tel: 847.295.8678	Investors please contact: Janet Dally MontRidge, LLC Tel: 203.894.8038

NEOPHARM FILES FOR ARBITRATION OF DISPUTE WITH PHARMACIA

        LAKE FOREST, IL, APRIL 19, 2002—NeoPharm, Inc. (NASDAQ: NEOL) announced today that, pursuant to the terms of its License Agreement dated February 19, 1999 with Pharmacia Corporation, NeoPharm has filed for arbitration to resolve a dispute with Pharmacia concerning unnecessary delays in the development programs for LEP (Liposome Encapsulated Paclitaxel) and LED (Liposome Encapsulated Doxorubicin). NeoPharm contends that Pharmacia's conduct of the development program for LEP and LED constitutes a breach of the License Agreement. Under the License Agreement, Pharmacia agreed to accept full responsibility for the development of both LEP and LED. NeoPharm contends that Pharmacia failed in its duty under the License Agreement to use reasonable efforts to develop LEP and LED. NeoPharm further contends that Pharmacia breached its duty to consult with NeoPharm on the progress of the drug development program, and thereby impaired NeoPharm's ability to monitor the development. As a direct result of these failures by Pharmacia, NeoPharm asserts that it has sustained substantial damages.

        NeoPharm will be seeking all damages to which it is entitled, which include, but are not limited to, lost co-promotion and royalty revenues that would have been received if LEP and LED had not been delayed, and milestone payments that would have been received if the programs had been properly conducted by Pharmacia. NeoPharm believes that these damages are substantial. NeoPharm is not currently seeking a termination of the License Agreement as part of the arbitration.

        "We have patiently worked to achieve a fair and equitable resolution of our dispute with Pharmacia," said James Hussey, President and Chief Executive Officer of NeoPharm. "However, the management and Board of Directors believe that filing for arbitration at this time is the best way to protect the interests of our shareholders. We have engaged in serious discussions with Pharmacia over the last few months both about our concerns over Pharmacia's work on LEP and LED, as well as about Pharmacia's desire to expand the collaboration to include development of additional NeoPharm compounds. However, we have determined that it is not in our best interests to move forward with Pharmacia on collaborations for any other compounds, at least not until our concerns with Pharmacia regarding LEP and LED are successfully resolved. We would be willing to withdraw our arbitration claim if a settlement can be achieved that will fairly compensate NeoPharm for the damage done to the development programs for LEP and LED."

        Prior to commencement of the arbitration by NeoPharm, but after NeoPharm presented its claim of breach to Pharmacia, Pharmacia presented claims of breach against NeoPharm generally concerning the nature of NeoPharm's initial disclosures to Pharmacia. NeoPharm believes that these claims against NeoPharm are without merit, and were asserted only in reaction to NeoPharm's claims of breach.

        A conference call and webcast for investors has been scheduled for 9:00 a.m. EST on Monday April 22, 2002 to discuss the arbitration filing. To access the webcast from NeoPharm's homepage, click on the webcast button. If you do not have access to the internet, or would prefer to participate via telephone, please dial 877-260-8897 to participate in the call. International callers should dial 612-288-0340.

Background Information

        NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of cancer compounds in various stages of development using two novel proprietary technology delivery platforms: the NeoLipid™ liposome encapsulation system and a Tumor Targeting Toxin delivery system.

        LEP is being developed by Pharmacia pursuant to the License Agreement as a treatment for various forms of cancer. NeoPharm believes that LEP is the first, and only, liposomal form of paclitaxel to enter clinical trials. Enrollment of patients in Phase I/II clinical trials for LEP was completed in April 2000. These Phase I/II trials involved the treatment of cancer patients not responding to other forms of treatment and provided evidence that LEP may be able to be administered with fewer side effects than paclitaxel. Patients did not show signs of the severe nerve and muscle pain commonly associated with paclitaxel, and most patients did not experience the hair loss or nausea often associated with paclitaxel treatment.

        LED is also being developed by Pharmacia pursuant to the License Agreement as a treatment for breast and prostate cancer. The results of completed Phase I/II clinical trials provided evidence that LED demonstrated lower toxicity when compared to unencapsulated doxorubicin.

        In January 2002, Pharmacia informed NeoPharm that the LEP and LED development programs were experiencing delays. At the time of that meeting, and subsequently, Pharmacia has been unable to determine when the Phase II/III studies can be expected to begin.

        In addition to LEP and LED studies being conducted by Pharmacia, NeoPharm is conducting Phase I/II clinical trials with four other cancer drugs, as well as conducting pre-clinical research on two others. None of the rights to these compounds has yet been licensed out.

        Currently, clinical trials are being conducted for IL13-PE38, SS1-PE38, Liposome Encapsulated c-raf Antisense Oligonucleotide (LErafAON) and Liposome Encapsulated Mitoxantrone (LEM). Both IL13-PE38 and SS1-PE38 use NeoPharm's Tumor Targeting Toxin delivery platform to selectively target tumor cells for destruction with minimal impact on healthy cells. Preliminary Phase I data investigating the potential of IL13-PE38 as a treatment for glioblastoma multiforme, a very deadly form of brain cancer, were just presented at the CNS Section on Tumors Fifth Biennial Satellite Symposium, held in conjunction with the American Association of Neurological Surgeons (AANS) Annual Meeting in Chicago. These preliminary results are encouraging and the Company plans to enter Phase II/III clinical trials for IL13-PE38 later this year.

        The other two compounds in Phase I clinical trials, LErafAON and LEM, use the proprietary NeoPharm NeoLipid liposome encapsulation drug delivery system. LErafAON is being developed for the treatment of cancer in a number of different ways. The ongoing Phase I clinical trials are designed to determine the effectiveness of LErafAON as a stand-alone cancer drug and also to make tumor cells more sensitive to radiation. In addition, pre-clinical data was recently presented at the American Association for Cancer Research (AACR) Annual Meeting in San Francisco suggesting that LErafAON may enhance the therapeutic effects of chemotherapy in controlling and shrinking the size of tumors. Pre-clinical research is also underway to develop Liposome Encapsulated SN-38 (LE-SN38), the active metabolite of irinotecan, and Liposome Encapsulated Epirubicin (LEE).

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's drug development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the unpredictability of the arbitral process, difficulties or delays in development, testing, regulatory approval, production and marketing of the Companies' drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Companies' drug candidates that could slow or prevent products coming to market, the uncertainty of patent protection for the Company's intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with Securities and Exchange Commission including their annual reports of Form 10-K and their quarterly reports on Forms 10-Q. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.